Exhibit 10.6.5

February 20, 2018
Anthony Renzi
1100 Virginia Drive, Suite 100A
Fort Washington, PA 19034

Re:	Resignation Letter Agreement
Dear Tony:
This letter agreement (the “Agreement”) is entered into in connection with your voluntary resignation as Chief Executive Officer and President of Ditech Holding Corporation (fka Walter Investment Management Corp.) (the “Company”). Your resignation is effective immediately on the date that you sign this Agreement (the “Resignation Date”). This Agreement shall serve as your official resignation from your position as Chief Executive Officer and President of the Company and from all other positions with the Company and its subsidiaries, and your employment with the Company and its subsidiaries shall terminate, in each case effective on the Resignation Date.
The parties shall have the following rights and obligations pursuant to this Agreement:

1.	Employment.

(a)	Last Day. Your last day as an employee of the Company, and in all other positions with the Company and its subsidiaries, is on your Resignation Date.

(b)
Employment Agreement. Except as specifically provided herein, your employment agreement with the Company dated August 8, 2016 (the “Employment Agreement”) shall terminate on the Resignation Date. You acknowledge that, other than as provided herein in paragraph 1(c) below, you will not be entitled to any further base salary, bonus or incentive compensation, including without limitation any rights to a long-term incentive award pursuant to Section 4(c) of your Employment Agreement with respect to 2017 or 2018. For the avoidance of doubt, your termination of employment shall not entitle you to any severance payments or benefits from the Company pursuant to Section 7 of your Employment Agreement, nor under any severance plan or policy of the Company.

(c)	Salary Through Resignation Date. You will receive your salary through your Resignation Date.

2.
KERP Agreement. Under the terms your Key Employee Retention Bonus letter agreement with the Company dated September 1, 2017 (the “KERP Agreement”), upon your voluntary termination of employment prior to December 31, 2018 you are required to repay to the Company (i) the first installment of $437,500 previously paid to you under the KERP Agreement, and (ii) an additional penalty amount of $437,500. The Company hereby waives its rights to such payments under the KERP Agreement, subject to your timely execution, delivery and non-revocation of the Release of Claims attached hereto as Exhibit A.

3.
Non-Interference Agreement. In connection with entering into this Agreement and for the good and valuable consideration set forth herein, including the waiver of the KERP Agreement repayment obligation under Section 2 hereof, you hereby reaffirm your obligations under the Confidentiality, Non-Interference, and Invention Assignment Agreement with the Company dated August 8, 2016 (the “Non-Interference Agreement”), which shall continue in full force and effect in accordance with its terms except as provided below in this paragraph 3. Notwithstanding the foregoing, Section 4 of the Non-Interference Agreement is hereby amended in its entirety to read as follows:

“Section 4. Restrictions on Interfering; Non-Disparagement

(a)
During your employment with the Company and for a period of twelve months following your last day of employment, you will not directly or indirectly, individually or as an officer, director, executive, shareholder (except if you are a shareholder of less than 1% of a publicly traded security), consultant, contractor, partner, joint venturer, agent, equity owner, or in any capacity whatsoever:

(i)
become employed by or perform services as a consultant or contractor to a Listed Entity as defined below in this subparagraph. For purposes of subparagraph (a), “Listed Entity” is defined as and limited to the following nine businesses and entities:

1.    Listed Competitive Entities

•	Nationstar Mortgage Holdings Inc.

•	Ocwen Financial Corporation

•	PennyMac Loan Services, LLC

•	PHH Corporation
2.    Listed Governmental Entities

•	Federal National Mortgage Association

•	Federal Home Loan Mortgage Association

•	Government National Mortgage Association

•	United States Department of Housing and Urban Development

•	Federal Housing Finance Agency
and solely with respect to Listed Competitive Entities includes their respective subsidiaries and affiliates.

(ii)
encourage, solicit, entice, or induce any employee, contractor or consultant of the Company or its affiliates to terminate his or her employment or service, without the prior written consent of the Company. (General advertisement which is not targeted to the employees, contractors or consultants of the Company or its affiliates shall not, by itself, be deemed to constitute a violation of this Section 4(a)(ii));

(iii)	hire any individual who was employed by the Company or its affiliates within the six (6)-month period prior to the date of such hiring; or

(iv)
as an employee, consultant or contractor of any Listed Entity: encourage, solicit, direct, divert, influence, or induce, any customer, client, broker or correspondent lender to cease doing business with or reduce the amount of business conducted with the Company or its affiliates, or in any way interfere with the relationship between any such customer, client, broker or correspondent lender, on the one hand, and the Company or its affiliates, on the other hand.”

(b)
You agree that at all times following the termination of your employment with the Company, you will not make any disparaging or defamatory comments regarding the Company or its affiliates or their respective current or former directors, officers, or employees in any respect or make any comments concerning any aspect of your relationship with the Company or its affiliates or any conduct or events which precipitated any termination of your employment from the Company or its affiliates. However, your obligations under this Section 4(b) shall not prevent you from testifying or responding truthfully to any request for discovery or testimony in any judicial or quasi-judicial proceeding or any governmental inquiry, investigation or other proceeding.

(c)
The Company agrees that at all times following the termination of your employment with the Company, the Company will instruct its directors and executive officers not to make any disparaging or defamatory comments regarding you in any respect or to make any comments concerning any aspect of the Company’s relationship with you or any conduct or events which precipitated any termination of your employment from the Company or its affiliates. However, the obligations under this Section 4(c) shall not prevent the Company or any of its directors or executive officers from testifying or responding truthfully to any request for discovery or testimony in any judicial or quasi-judicial proceeding or any governmental inquiry, investigation or other proceeding.

4.
Indemnification. Notwithstanding anything herein to the contrary, the provisions of Section 10 of your Employment Agreement (Indemnification) shall continue in full force and effect in accordance with its terms and shall survive to the extent necessary to give effect to the provisions thereof.

5.
Entire Agreement; Amendment; Assignment. This Agreement sets forth the entire understanding of the Company and you regarding the subject matter hereof and supersedes all prior agreements, understandings and inducements, whether express or implied, oral or written, except as specifically provided herein. No modification or amendment of this Agreement shall be effective without a prior written agreement signed by you and the Company. You may not assign your rights under this Agreement except upon your death. This Agreement shall be binding upon the Company and its successors and assigns.

6.
Governing Law. This Agreement is governed by and is to be construed under the laws of the Commonwealth of Pennsylvania without giving effect to the conflict of law’s provisions thereof. Each party to this Agreement also hereby waives any right to trial by jury in connection with any suit, action, or proceeding under or in connection with this Agreement.

DITECH HOLDING CORPORATION
/s/ Elizabeth Monahan
By: Elizabeth Monahan	ACCEPTED AND AGREED:
Title: Chief HR Officer
/s/ Anthony Renzi
By: Anthony Renzi
2/20/2018

EXHIBIT A
RELEASE OF CLAIMS
As used in this Release of Claims (this “Release”), the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses, and liabilities, of whatsoever kind or nature, in law, in equity, or otherwise. Capitalized terms not otherwise defined herein shall have the meaning set forth in my Resignation Letter Agreement, dated February 20, 2018, and to which this Release is attached as an Exhibit (the “Resignation Letter”).
I intend the release contained herein to be a general release of any and all claims to the fullest extent permissible by law.
For and in consideration of the foregoing, and other payments and benefits described in the Resignation Agreement, and other good and valuable consideration (the “Consideration”), I, Anthony Renzi, for and on behalf of myself and my heirs, administrators, executors, and assigns, effective the date on which this Release becomes effective pursuant to its terms, do fully and forever release, remise, and discharge the Company and its subsidiaries (collectively, the “Company Group”), together with their respective current and former officers, directors, partners, members, shareholders, fiduciaries, employees, representatives, successors, assigns, and agents of the aforementioned (collectively, and with the Company Group, the “Company Parties”) from any and all claims, complaints, charges, liabilities, demands, causes of action (whether known or unknown, fixed or contingent) whatsoever up to the date hereof that I had, may have had, or now have against the Company Parties, for or by reason of any matter, cause, or thing whatsoever, including any right or claim arising out of or attributable to my employment or the termination of my employment with the Company or otherwise, whether for (by way of example only) tort, breach of express or implied employment contract, intentional infliction of emotional distress, wrongful termination, unjust dismissal, defamation, libel, slander, claims for personal injury, harm, or other damages (whether intentional or unintentional and whether occurring on the job or not including, without limitation, negligence, misrepresentation, fraud, assault, battery, invasion of privacy, and other such claims) or under any U.S. federal, state, or local law, ordinance, rule, regulation or common law dealing with employment, including, but not limited to, discrimination in employment based on age, race, sex, national origin, handicap, religion, disability, or sexual orientation. This release of claims includes, but is not limited to, all claims arising under the Age Discrimination in Employment Act of 1967 (“ADEA”), Title VII of the Civil Rights Act of 1964, Section 1981 of the Civil Rights Act of 1866, the Americans with Disabilities Act of 1990, the Civil Rights Act of 1991, the Family and Medical Leave Act, the Equal Pay Act, the Older Workers Benefit Protection Act of 1990, the Sarbanes-Oxley Act of 2002, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Employee Retirement Income Security Act of 1974, the Immigration and Reform Control Act, the Uniformed Services Employment and Reemployment Rights Act, the Rehabilitation Act of 1973, the Workers Adjustment and Retraining Notification Act, the Fair Labor Standards Act, and the National Labor Relations Act, each as may be amended from time to time, and all other U.S. federal, state, and local laws, regulations or ordinances, the common law, and any other purported restriction on an employer’s right to terminate the employment of employees.

I acknowledge and agree that as of the date I execute this Release, I have no knowledge of any facts or circumstances that give rise or could give rise to any claims, including any claims under any of the laws listed in the preceding paragraph.
By executing this Release, I specifically release all claims relating to my employment and its termination under ADEA, a U.S. federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefit plans.
Notwithstanding the foregoing, nothing in this Release shall be a waiver of: (i) any claim by me to enforce the terms of this Release or the Resignation Letter; (ii) any claims that cannot be waived by law including, without limitation, any claims filed with any Governmental Entity or claims under the ADEA that arise after the date of this Agreement; (iii) my right of indemnification and D&O coverage by virtue of my service as an officer, whether by agreement, common law, statute or pursuant to the Company’s Certificate of Incorporation, as amended to date; or (iv) any contributions I have made or any vested contributions made by any of the Company Parties to a defined contribution plan sponsored or maintained by a Company Party. While this Release does not prevent me from filing a charge with any Governmental Entity, I agree that I will not be entitled to or accept any personal recovery in any action or proceeding that may be commenced on my behalf arising out of the matters released hereby, including but not limited to, any charge filed with the EEOC or any other Governmental Entity that prohibits the waiver of the right to file a charge; provided, however, that nothing herein shall preclude my right to receive an award from a Governmental Entity for information provided under any whistleblower program.
I acknowledge and agree that by virtue of the foregoing, I have waived any relief available (including, without limitation, monetary damages, equitable relief, and reinstatement) under any of the claims and/or causes of action waived in this Release. Therefore, I agree not to accept any award, settlement, or relief (including legal or equitable relief) from any source or proceeding (including but not limited to any proceeding brought by any other person or by any Governmental Entity) with respect to any claim or right waived in this Release.
I represent and warrant that I have not previously filed any action, grievance, arbitration, complaint, charge, lawsuit or similar proceedings regarding any of the claims released herein against any of the Company Parties.
I expressly acknowledge and agree that I

•	Am able to read the language, and understand the meaning, conditions, and effect, of this Release;

•	Understand that this Release effects a release and waiver of any rights I may have under ADEA, as amended by the Older Workers Benefit Protection Act of 1990;

•	Have no physical or mental impairment of any kind that has interfered with my ability to read and understand the meaning of this Release or its terms,

and that I am not acting under the influence of any medication, drug, or chemical of any type in entering into this Release;

•
Am specifically agreeing to the terms of the release of claims contained in this Release because the Company has agreed to pay me the Consideration, which the Company has agreed to provide because of my agreement to accept it in full settlement of all possible claims I might have or ever had, and because of my execution of this Release;

•	Acknowledge that, but for my execution of this Release, I would not be entitled to the Consideration;

•	Understand that, by entering into this Release, I do not waive rights or claims that may arise after the date I execute this Release;

•
Had or could have twenty-one (21) days following my receipt of this Release (the “Review Period”) in which to review and consider this Release, and that if I execute this Release prior to the expiration of the Review Period, I have voluntarily and knowingly waived the remainder of the Review Period;

•	Have not relied upon any representation or statement not set forth in the Resignation Letter or this Release made by the Company or any of its representatives;

•	Was advised to consult with my attorney regarding the terms and effect of this Release prior to executing this Release; and

•	Have signed this Release knowingly and voluntarily and I have not been coerced, intimidated, or threatened into signing this Release.
I hereby agree to waive any and all claims to re-employment with the Company or any other member of the Company Group and affirmatively agree not to seek further employment with the Company or any other member of the Company Group.
Notwithstanding anything contained herein to the contrary, this Release will not become effective or enforceable prior to the expiration of the period of seven (7) calendar days following the date of its delivery by me to the Company (the “Revocation Period”), during which time I may revoke my acceptance of this Release by notifying the Company, in writing, delivered to the Company at its principal executive office, marked for the attention of its General Counsel. To be effective, such revocation must be received by the Company no later than 11:59 p.m. on the seventh (7th) calendar day following the delivery of this Release to the Company. Provided that the Release is executed and I do not revoke it during the Revocation Period, the eighth (8th) day following the date on which this Release is executed shall be its effective date (the “Release

Effective Date”). I acknowledge and agree that if I revoke this Release during the Revocation Period, this Release will be null and void and of no effect, and neither the Company nor any other member of the Company Group will have any obligations to pay me the Consideration.
The provisions of this Release shall be binding upon my heirs, executors, administrators, legal personal representatives, assigns, and successors. If any provision of this Release shall be held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force or effect. The illegality or unenforceability of such provision, however, shall have no effect upon and shall not impair the enforceability of any other provision of this Release.
THIS RELEASE SHALL BE INTERPRETED UNDER AND IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA WITHOUT REGARD TO CONFLICTS OF LAWS. I HEREBY AGREE TO RESOLVE ANY DISPUTE OVER THE TERMS AND CONDITIONS OR APPLICATION OF THIS RELEASE THROUGH BINDING ARBITRATION PURSUANT TO THE RULES OF THE AMERICAN ARBITRATION ASSOCIATION (“AAA”). THE ARBITRATION WILL BE HEARD BY ONE ARBITRATOR TO BE CHOSEN AS PROVIDED BY THE RULES OF THE AAA AND SHALL BE HELD IN NEW YORK, NEW YORK. IF THIS RELEASE IS DECLARED ILLEGAL OR UNENFORCEABLE BY THE ARBITRATOR, I AGREE TO EXECUTE A BINDING REPLACEMENT RELEASE.
_/s/ Anthony Renzi_________________________
Anthony Renzi
Date: 2/20/2018

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